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                                                                    EXHIBIT 99.1

For Immediate Release

Contact:

  MeriStar Hospitality Corporation
  John Emery
  Chief Financial Officer
  202/295-1000
  or
  MeriStar Hotels & Resorts, Inc.
  James Calder
  Chief Financial Officer
  202/965-4455
  or
  Daly Gray Public Relations
  Jerry Daly or Carol McCune (Media)
  609/383-1414


  CAPSTAR HOTEL COMPANY AND AMERICAN GENERAL HOSPITALITY CORPORATION COMPLETE
                                     MERGER

                  NEW MERISTAR COMPANIES BEGIN TRADING ON NYSE

WASHINGTON--Aug. 3, 1998-- CapStar Hotel Company (NYSE:CHO), a hotel ownership and management firm, and American General Hospitality Corporation (NYSE:AGT), a hotel real estate investment trust (REIT), completed their previously announced merger today. With the completion of the merger, MeriStar Hospitality Corporation (a hotel REIT) (NYSE:MHX) and MeriStar Hotels & Resorts, Inc. (a hotel management company) (NYSE:MMH) begin trading today on the New York Stock Exchange. Stockholders of CapStar Hotel Company and American General Hospitality Corporation approved the merger on July 28 at stockholder meetings held in Washington, D.C.

In accordance with the merger agreement, CapStar shareholders received one share of MeriStar Hospitality Corporation for each CapStar share owned. Immediately prior to the merger, CapStar shareholders received as a spin-off one share of MeriStar Hotels & Resorts, Inc., for each CapStar share owned. American General Hospitality Corporation shareholders received 0.8475 shares of MeriStar Hospitality for each American General Hospitality Corporation share owned. The exchange of CapStar and American General Hospitality Corporation shares for MeriStar Hospitality shares is nontaxable. The spin-off of MeriStar Hotels & Resorts is taxable to CapStar shareholders.

Initial shareholders of MeriStar Hospitality (CapStar and American General Hospitality Corporation shareholders of record at the close of business on July 31, 1998) will receive rights to buy shares in MeriStar Hotels & Resorts. Each shareholder of MeriStar Hospitality will receive a non-transferable right to purchase one share of MeriStar Hotels & Resorts for each six shares owned of MeriStar Hospitality. The subscription price for the rights will equal 95 percent of the average daily high and low prices on the NYSE of MeriStar Hotels & Resorts from August 6 to August 12.

As part of the merger and spin-off, MeriStar Hotels & Resorts acquired privately-held American General Hospitality, Inc. and AGH Leasing, L.P., which together operated and/or leased 46 of American General Hospitality Corporation's 54 owned hotels and managed 15 additional properties for third party owners.

MeriStar Hospitality and MeriStar Hotels & Resorts will operate as two separate, independent companies linked through an Intercompany Agreement. The companies will share certain officers and board members. Paul W. Whetsell, former chairman and CEO of CapStar, will be chairman and CEO of both companies, and Steven D. Jorns, the previous chairman and CEO of American General Hospitality Corporation, will be
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vice chairman and COO of both companies. Six independent directors will sit on each board. In addition, the Intercompany Agreement gives MeriStar Hospitality the right of first refusal to acquire hotels presented to the operating company and MeriStar Hotels & Resorts the right of first refusal to lease and manage all future hotels acquired by the REIT.

``The new REIT combines two upscale, full-service hotel portfolios in major market locations with high barriers to entry,'' said Whetsell. ``MeriStar Hospitality is well-positioned with strong internal growth expectations and a prudent capital structure. The new operating company brings together two teams which have consistently produced revenue per available room growth in excess of industry averages and exceeded earnings expectations. As the country's largest independent operator with over 200 hotels leased or managed, MeriStar Hotels & Resorts has multiple avenues to increase earnings through top-line growth and cost reduction.''

``The geographic diversity and size that this combination creates already has resulted in improved debt ratings for the REIT and corresponding cost reductions,'' added Jorns. ``Our differentiating advantage is our ability to produce consistent results coupled with communicating accurate expectations.''

The board of directors of CapStar Hotel Company, for purposes of adjusting the conversion price of CapStar's convertible subordinated notes and valuing the spin-off for tax purposes, has determined that the fair market value of the assets spun off is $3.28 per share.

As previously announced, former American General Hospitality Corporation holders of record on July 31, 1998 will receive a pro-rated dividend from the period July 1, 1998 through August 3, 1998 at a rate of $0.15972527 per share of common stock, which will be paid on September 2, 1998. MeriStar Hospitality Corporation is the nation's fifth largest hotel REIT. The REIT owns 117 principally first class, full service hotels (including eight under contract) with 29,337 rooms in 27 states, the District of Columbia and Canada. The company owns upscale, full-service hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin and Doubletree.

MeriStar Hotels & Resorts, Inc. is the nation's largest independent, non-branded hotel management company. MeriStar Hotels & Resorts leases or manages 214 hotels (including eight under contract) with 45,087 rooms in 34 states, the District of Columbia and Canada.

The matters in this press release include ``forward looking statements'' within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are qualified by cautionary statements contained herein and in MeriStar Hospitality's and MeriStar Hotels & Resorts' filings with the Securities and Exchange Commission.